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                                                                EXHIBIT 10(b)(i)



                       CONSENT OF INDEPENDENT ACCOUNTANTS


    We hereby consent to the incorporation by reference into Post-Effective Amendment No. 4 to the Registration Statement of Farmers Annuity Separate Account A on Form N-4 (File Nos. 333-85183 and 811-09547) of our report dated March 15, 2002, appearing in the Statement of Additional Information, which is also incorporated by reference into this Registration Statement, and of our report dated February 4, 2002, relating to the financial statements of Farmers New World Life Insurance Company appearing in the Statement of Additional Information, which is also incorporated by reference in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Statement of Additional Information being incorporated by reference into the filing.

/s/ PricewaterhouseCoopers LLP
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Seattle, Washington
August 26, 2002